GAN Reports Third Quarter 2021 Financial Results
B2B Segment Revenues Grow 5% Sequentially

Announced First Sports Betting Customer Red Rock Resorts Subsequent to Quarter-end

Outlined Plan to reach $500+ million of revenue by 2026 and set a long-term Adjusted EBITDA margin target of 30-35% at October Investor Event

Irvine, California | November 12, 2021: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading full-service internet gaming software-as-a-service provider to the real-money internet gaming (RMiG), online sports betting, and simulated gaming (SIM) industries, today reported its unaudited financial results for the third quarter ended September 30, 2021.

Dermot Smurfit, CEO of GAN stated:
“Our third quarter financial results were in line with our expectations as our B2B segment revenues rose 5% compared to the prior quarter, while our B2C revenues experienced seasonality following a record second quarter. We added the iconic Treasure Island Hotel & Casino to our growing list of SIM clients during the quarter, and continued to demonstrate the value of our ‘multi-state, one app’ capability as we launched Churchill Downs’ online sports betting operation in Arizona. We also built upon our existing relationship with FanDuel, helping to deliver their iGaming platform in the state of Connecticut subsequent to quarter-end. Lastly, we continued to allocate our capital spending toward its most productive uses – ensuring it is deployed behind our people and technology – as we opened a new tech hub in Miami to leverage a rich and growing technology-oriented labor pool.”

“The last few weeks have been eventful as well as our management team debuted GAN Sports (our sports betting kiosk), our Super RGS platform and other new products at the Global Gaming Expo (“G2E”) in Las Vegas. Our growing portfolio of products and content that roll up into our B2B product suite will further expand our position as a premier, holistic provider of technology solutions, popular games and original, exclusive content. We also provided a deep dive into our B2B and B2C strategies, the complexity and value of our technology, and showcased the depth and experience of our broader leadership team at our inaugural Investor Event in October. We believe these initiatives will ultimately yield over $500 million of revenue by 2026 and a long-term Adjusted EBITDA margin of 30-35% at scale. We continue to make exciting progress in each of our business segments and initiatives and are well-positioned going forward.”

Third Quarter 2021 Financial Highlights vs Second Quarter 2021:

•Total revenue was $32.3 million versus $34.6 million, a 7% decrease driven by sports seasonality and lower sports betting margins than the prior quarter, despite an increase in the number of active customers.

•B2B segment revenue was $11.2 million versus $10.6 million, driven primarily by an increase in hardware sales during the third quarter.

•B2C segment revenue was $21.1 million, a $2.9 million decrease from $24.0 million, driven by lower sports betting margins as event results favored customers during the third quarter,despite an increase in the number of active customers. The decrease was partially offset by organic growth in casino and poker revenues within the segment.

•Consolidated segment gross profit, excluding depreciation and amortization, was $21.5 million versus $24.3 million. Gross profit decreased primarily due to decreased margins within the Company's B2C segment.

•Net loss was $7.9 million versus net loss of $2.7 million. The quarter over quarter increase was primarily related to the impact of lower B2C sports book margin, as well as a total of $1.5 million adverse impact due to an additional tax provision expense, foreign currency effects and a purchase accounting adjustment related to the Coolbet acquisition.

•Adjusted EBITDA was slightly higher than breakeven versus $4.6 million. The decrease was primarily driven by lower segment gross profit, higher operating costs related to people, facilities and marketing spend, and unfavorable foreign currency effects.

•Cash was $50.3 million as of September 30, 2021, which was a decline of $1.8 million primarily related to payments for exclusive rights for leading online gaming content. The Company does not have any debt obligations.

GAN Limited
Key Financial Highlights
(Unaudited, in thousands unless otherwise specified)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Revenue
B2B	$11,168	$10,646	$10,266
B2C	21,093	23,982	—
Total revenue	$32,261	$34,628	$10,266

Profitability Measures
B2B segment gross profit (1)	$7,585	$8,339	$7,183
B2B segment gross profit margin (1)	67.9%	78.3%	70.0%
B2C segment gross profit (1)	$13,875	$15,933	$—
B2C segment gross profit margin (1)	65.8%	66.4%	N/A
Net loss	$(7,920)	$(2,730)	$(2,913)
Adjusted EBITDA (7)	$39	$4,642	$(434)

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$214.8	$221.4	$142.3
B2B Active Player-Days (3) (in millions)	9.0	9.1	7.5
B2B ARPDAU (4) (in whole dollars)	$24.00	$24.38	$18.93
B2C Active Customers (5) (number of customers)	198,884	186,942	N/A
B2C Marketing Spend Ratio (6)	15%	12%	N/A

Performance and Operational Highlights

•B2B Gross Operator Revenue (“GOR”) (2) totaled $214.8 million versus $221.4 million last quarter, a 3% decrease. The decrease was primarily driven by lower seasonal-related GOR performance in Italy, which is typically not as strong in the third quarter versus the second quarter.

•Launched new B2B commercial operators in two U.S. states. The GAN-powered TwinSpires, Churchill Downs Incorporated’s online wagering platform for sports, has commenced operations in the state of Arizona. This brings the GAN platform to Arizona for the first time and leverages the Company’s ‘multi-state, one app’ approach. Additionally, in October, the Company announced it is partnering to operate FanDuel’s online casinos in Connecticut.

•B2C Strong KPI's. Strong momentum continued in Active Customers, which reached nearly 200K in the third quarter, which was up 6% from the prior quarter and 136% from the prior year. Casino turnover (amount wagered) increased 17% or $58 million from the prior quarter.

•GAN won five awards across B2B & B2C. These include EGR B2B Award for White Label Partner of the Year, GGB Gaming Technology Award for Best Interactive Product, Norwegian TIPS Magazine for Bookmaker of the Year, Innovator of the Year and Mobile Sports Product of the Year by the International Gaming Awards.

•After the 2021 third quarter-end, the Company announced an agreement with Red Rock Resorts to power their online and retail race and sports betting throughout Nevada. Additionally, the Company recently announced an agreement with existing simulated gaming client the Island View Casino Resort in Mississippi to provide retail Over-the-Counter, Kiosk-based and on-site mobile sports betting

2021 Outlook

Karen Flores, CFO of GAN added:
“We are reiterating our full-year revenue expectation for $125 million to $135 million. We maintain a robust cash position and zero debt leaving us in a strong position to add to our Super RGS portfolio, invest in our people and technology, launch GAN Sports and support new client launches. We expect our profitability to continue to trend positively going forward as we build additional business scale, lap periods of high investment and begin to generate stronger returns on capital spending.”

Conference Call Details

Date/Time:        Thursday, November 11, 2021, at 4:30 PM ET
Webcast:        https://www.webcast-eqs.com/ganlimited20211111/en
U.S. Toll-Free Dial-in:    (866) 682-6100
International Dial-in:    (862) 298-0702

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of the earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as ‘Simulated Gaming.’

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s 2021 revenue guidance, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability for the second half of 2021, the anticipated launch of regulated gaming in new U.S. states, the expected integration of Coolbet’s sports betting technology and international B2C operations, the anticipated launch timing of the B2B sportsbook technology solution in the U.S., , as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2)    The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from Simulated gaming, gross gaming revenue from real money regulated iGaming, and gross sports win from real money regulated sports betting. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Active Player-Days as unique individuals who log on and wager each day (either wagering with real money or playing with virtual credits used in Simulated gaming), aggregated during the respective period. By way of illustrative example: one (1) unique individual logging in and wagering each day in a single calendar year would, in aggregate, represent 365 B2B Active Player-Days. B2B Active Player-Days provides an indicator of consistent and daily interaction that individuals have with the Company’s platforms. B2B Active Player-Days allows management and users to understand not only total users who interact with the platform but gives an idea of the frequency to which users are interacting with the platform, as someone who logs on and wagers multiple days are weighted heavier during the period than the user who only logs on and wagers one day.

(4) The Company defines B2B Average Revenue per Daily Active User (“ARPDAU”) as B2B Gross Operator Revenue divided by the identified number of B2B Active Player-Days. This metric allows management to measure the value per daily user and track user interaction with the platforms, which helps both management and users of financial statements understand the value per user that is driven by marketing efforts and data analysis obtained from the Company’s platforms.

(5) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and related trends.

(6) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other sub-sets, plus comparison to peers with tracking over time as an additional indication of return on marketing investment.

(7) Adjusted EBITDA is a non-GAAP financial measure that is provided as supplemental disclosure which the Company defines as net income (loss) before interest expense (income), net income taxes, depreciation and amortization, impairments, share-based compensation expense and related expense, initial public offering related costs and other items which the Board of Directors considers to be infrequent or unusual in nature. Management uses Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (1) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations and (2) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP. Adjusted EBITDA, as defined, may not be comparable to similarly titled measures used by other companies in the industry, and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Adjusted EBITDA, as calculated by the Company, along with a reconciliation to net income (loss), the comparable U.S. GAAP equivalent measure, is included below.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Ashley Gruenberg (312) 445-2870 GAN@alpha-ir.com

GAN Limited
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020

Revenue	$32,261	$34,628	$10,266	$94,731	$26,259

Operating costs and expenses
Cost of revenue (1)	10,801	10,356	3,083	29,876	6,898
Sales and marketing	5,657	5,480	1,277	15,238	3,782
Product and technology	4,634	4,055	1,896	13,539	8,093
General and administrative (1)	12,895	12,326	6,120	35,232	16,297
Depreciation and amortization	4,646	4,149	804	12,758	2,373
Total operating costs and expenses	38,633	36,366	13,180	106,643	37,443

Operating loss	(6,372)	(1,738)	(2,914)	(11,912)	(11,184)
Interest expense, net	—	—	2	1	392
Loss before income taxes	(6,372)	(1,738)	(2,916)	(11,913)	(11,576)
Income tax expense (benefit)	1,548	992	(3)	3,201	312
Net loss	$(7,920)	$(2,730)	$(2,913)	$(15,114)	$(11,888)

Loss per share, basic and diluted	$(0.19)	$(0.07)	$(0.10)	$(0.36)	$(0.46)

Weighted average ordinary shares outstanding, basic and diluted	42,061,396	41,931,948	29,571,905	41,962,535	25,782,776

(1) Excludes depreciation and amortization

GAN Limited
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$50,305	$152,654
Accounts receivable, net of allowance for doubtful accounts of $89 and $100 at September 30, 2021 and December 31, 2020, respectively	7,166	6,818
Prepaid expenses	2,411	1,912
Other current assets	2,380	2,112
Total current assets	62,262	163,496

Capitalized software development costs, net	14,212	6,648
Goodwill	149,015	—
Intangible assets, net	39,521	468
Other assets	13,016	2,634
Total assets	$278,026	$173,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,647	$4,926
Accrued compensation and benefits	9,660	4,956
Accrued expenses	6,948	3,363
Liabilities to users	7,863	—
Other current liabilities	4,050	4,067
Total current liabilities	33,168	17,312

Deferred income taxes	2,173	—
Other liabilities	648	370
Total liabilities	35,989	17,682

Stockholders' equity
Ordinary shares, $0.01 par value, 100,000,000 shares authorized, 42,182,774 and 36,635,362 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	422	365
Additional paid-in capital	317,367	203,842
Accumulated deficit	(60,880)	(45,766)
Accumulated other comprehensive loss	(14,872)	(2,877)
Total stockholders' equity	242,037	155,564
Total liabilities and stockholders' equity	$278,026	$173,246

GAN Limited
Segment Revenue and Gross Profit (Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Revenue
B2B
Platform and content fees	$8,743	$9,325	$6,914	$27,252	$19,269
Development services and other	2,425	1,321	3,352	8,092	6,990
Total B2B revenue	11,168	10,646	10,266	35,344	26,259

B2C
Gaming	21,093	23,982	—	59,387	—
Total B2C revenue	21,093	23,982	—	59,387	—

Total revenue	$32,261	$34,628	$10,266	$94,731	$26,259

Gross Profit
B2B
Revenue	$11,168	$10,646	$10,266	$35,344	$26,259
Cost of revenue (1)	3,583	2,307	3,083	8,632	6,898
B2B segment gross profit	7,585	8,339	7,183	26,712	19,361
B2B segment gross profit margin	67.9%	78.3%	70.0%	75.6%	73.7%

B2C
Revenue	21,093	23,982	—	59,387	—
Cost of revenue (1)	7,218	8,049	—	21,244	—
B2C segment gross profit	13,875	15,933	—	38,143	—
B2C segment gross profit margin	65.8%	66.4%	—%	64.2%	—%

Total segment gross profit	$21,460	$24,272	$7,183	$64,855	$19,361
Total segment gross profit margin	66.5%	70.1%	70.0%	68.5%	73.7%

(1) Excludes depreciation and amortization

GAN Limited
Revenue by Geography (Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Revenue by geography *
United States	$9,100	$8,608	$8,662	$29,181	$21,957
Europe	11,598	14,193	1,594	36,855	4,272
Latin America	9,854	10,254	—	23,711	—
Rest of the world	1,709	1,573	10	4,984	30
Total	$32,261	$34,628	$10,266	$94,731	$26,259

* Revenue is segmented based on the location of the Company's customer.

GAN Limited
Adjusted EBITDA (Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020

Net loss	$(7,920)	$(2,730)	$(2,913)	$(15,114)	$(11,888)
Income tax expense (benefit)	1,548	992	(3)	3,201	312
Interest expense, net	—	—	2	1	392
Depreciation and amortization	4,646	4,149	804	12,758	2,373
Share-based compensation and related expense	1,765	2,231	737	5,535	8,794
Initial public offering transaction related	—	—	—	—	2,831
Tax related provisions	—	—	939	—	939
Adjusted EBITDA	$39	$4,642	$(434)	$6,381	$3,753